Western Bancorp 401(k) Plan
Financial Statements and Supplemental Schedule
December 31, 2001 and 2000

Western Bancorp 401(k) Plan
Index to Financial Statements and Supplemental Schedule

Page(s)

Report of Independent Accountants	1
Financial Statements:
Statements of Net Assets Available for Benefits at December 31, 2001 and 2000	2
Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2001 and 2000	3
Notes to Financial Statements	4-7
Supplemental Schedule:
Schedule of Assets (Held at End of Year) at December 31, 2001	8

All other schedules are omitted because they are not required or are not applicable based on disclosure requirements of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

Report of Independent Accountants

To the Benefits Administration Committee of
U.S. Bancorp and the Participants of the Western Bancorp 401(k) Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Western Bancorp 401(k) Plan (the “Plan”) at December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 24, 2002

Western Bancorp 401(k) Plan
Statements of Net Assets Available for Benefits
At December 31, 2001 and 2000

	2001	2000

Investments:
Participant loans	$256,785	$430,115
Mutual funds:
First American Prime Obligation Fund	2,876,872	3,239,275
First American Fixed Income Fund	718,544	561,555
First American Large Cap Value Fund	1,142,149	1,324,735
First American Mid Cap Value Fund	986,559	1,072,788
Janus Mercury Fund	1,276,045	2,269,776
Janus Worldwide Fund	758,973	1,124,788
U.S. Bancorp Common Stock (Note 1)	2,770,495	3,117,022

Net assets available for benefits	$10,786,422	$13,140,054

The accompanying notes are an integral part of the financial statements.

Western Bancorp 401(k) Plan
Statements of Changes in Net Assets Available for Benefits
For the years ended December 31, 2001 and 2000

	2001	2000

Additions:
Investment (loss) income:
Net depreciation in fair value of investments	$(1,115,134)	$(673,486)
Interest and dividends	200,428	800,322

	(914,706)	126,836
Participant contributions	—	441

Total additions	(914,706)	127,277
Deductions:
Benefits paid to participants	1,438,926	2,567,430

Net decrease	(2,353,632)	(2,440,153)
Net assets available for benefits at beginning of year	13,140,054	15,580,207

Net assets available for benefits at end of year	$10,786,422	$13,140,054

The accompanying notes are an integral part of the financial statements.

Western Bancorp 401(k) Plan
Notes to Financial Statements
December 31, 2001 and 2000

1.	Description of the Plan

The following description of the Western Bancorp 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the plan agreement for a more complete description of the Plan’s provisions.

Western Bank, Southern California Bank, National Bank of Southern California and Santa Monica Bank were acquired by Western Bancorp. The Plan was created effective December 31, 1997 to consolidate the benefit assets of these acquired banks into one benefit plan. Western Bancorp’s Board of Directors approved the merger of the Western Bank 401(k) Profit Sharing Plan, Southern California Bank Employee Retirement Plan and National Bank of Southern California 401(k) Plan into the Plan effective December 31, 1997.

Mergers
On October 23, 1998, Bank of Los Angeles (“BKLA”) was acquired by Western Bancorp. Assets from the BKLA Profit Sharing and 401(k) Plan were transferred into the Plan in March 1999. On December 30, 1998, PNB Financial Group, Inc. (“PNB”) was acquired by Western Bancorp. Participants in PNB’S 401(k) Profit Sharing Plan started contributing to the Plan on February 1, 1999. No assets from the PNB 401(k) Profit Sharing Plan were transferred to the Plan in 1999 and 2000.

Effective November 15, 1999, Western Bancorp was acquired by U.S. Bancorp (the “Company”). U.S. Bancorp, as successor to Western Bancorp, became the plan sponsor and the employer (the “Employer”) as defined under the Plan. The Plan was frozen on December 31, 1999 and no further contributions were made to the Plan. Active employees became eligible to participate in the U.S. Bancorp 401(k) Savings Plan.

On February 27, 2001, Firstar Corporation (“Firstar”) completed its merger with the Company through a tax-free exchange of shares. Under the terms of the merger agreement, Firstar shareholders received one share, and Company shareholders received 1.265 shares, of common stock of the combined company for each share of Firstar or Company common stock, respectively.

General
The Plan, as amended, was established on December 31, 1997, and is a defined contribution plan covering all employees of the former Western Bancorp. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Termination
The Employer may at any time discontinue contributions under the Plan, terminate the Plan, or merge it or consolidate it with another plan. On December 31, 1999, discontinuance of contributions occurred and on October 22, 2001, participants became 100% vested. Pursuant to the acquisition by U.S. Bancorp, all eligible participants could enroll in the U.S. Bancorp 401(k) Savings Plan starting January 1, 2000. A favorable determination letter has been received, and the Plan assets will be merged into the U.S. Bancorp 401(k) Savings Plan in 2002 or 2003.

Western Bancorp 401(k) Plan
Notes to Financial Statements
December 31, 2001 and 2000

Participant Accounts
Each participant’s account is credited with the allocation of plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Investment Options
Participants may direct their investments in one or more of the available investment funds, including the U.S. Bancorp Stock Fund. Such designations may be changed at the participant’s discretion.

Participant Loans
Participants may receive loans from their accounts up to a maximum of the lesser of (a) 50% of the individual participant’s vested account balance or (b) $50,000 reduced by the highest outstanding loan balance during the 12 months prior to the date of the new loan. The minimum loan amount is set at $500. The loans are secured by the balance in the participant’s account. The loans bear an interest rate equal to one percentage point over the reference rate in effect for U.S. Bank National Association or its affiliates on the first business day in the calendar month in which the loan is granted. Interest rates range from 5.75% to 11.5%. Principal and interest is paid ratably through payroll deductions.

Payment of Benefits
On termination of service due to death, disability or retirement, the entire balance in a participant’s deferral account and the Employer discretionary matching and profit sharing contributions may be distributed to the participant, rolled over into another qualified plan or left in the Plan.

In-service distributions are allowed upon experiencing a financial hardship, as defined by the Internal Revenue Code. Such withdrawals are subject to applicable excise and income taxes, and may only be made with the approval of the Plan Administrator.

2.	Summary of Significant Accounting Policies

Basis of Accounting The financial statements of the Plan have been prepared on the accrual basis of accounting.

Loans Loans are valued at their outstanding balance amount.

Investments
Investments held in money market accounts are stated at cost, which approximates fair value. Investments in mutual funds and common stock are stated at fair value as determined by quoted market prices.

Investment transactions are recognized and recorded on the trade date. Interest income is recorded as earned and dividend income is recorded on the ex-dividend date.

Net appreciation (depreciation) in the fair value of investments includes both realized and unrealized gains and losses in addition to dividends paid on investments in mutual funds which are reinvested in the form of additional mutual fund shares.

Western Bancorp 401(k) Plan
Notes to Financial Statements
December 31, 2001 and 2000

Use of Estimates
Management has made certain estimates and assumptions relating to the reporting of assets and liabilities, the changes therein and the disclosure of contingent assets and liabilities to prepare these financial statements in accordance with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

Risks and Uncertainties
The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

3.	Investments

During 2001 and 2000, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $1,115,134 and $673,486, respectively, as follows:

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2001	2000

Common stock	$(209,274)	$579,516
Mutual funds	(905,860)	(1,253,002)

	$(1,115,134)	$(673,486)

4.	Transactions with Parties-In-Interest

Plan investments in the U.S. Bancorp Stock Fund are invested in common stock of U.S. Bancorp, the plan sponsor. Certain plan investments are shares of mutual funds managed by First American Investment Funds, Inc. Other plan investments are loans to participants of the Plan. These transactions are considered party-in-interest transactions. These transactions are not, however, considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.

Fees paid for trust services rendered by parties-in-interest were based on customary and reasonable rates for such services.

Western Bancorp 401(k) Plan
Notes to Financial Statements
December 31, 2001 and 2000

Other expenses incurred represent professional fees paid to the Plan’s benefit consultants and actuaries and the costs of printing enrollment forms, summary plan descriptions and other miscellaneous items. These expenses were paid directly by the Company for the years ended December 31, 2001 and 2000.

The Plan also participates in the First American Investments Funds, Inc., which are managed by U.S. Bancorp.

5.	Income Taxes

The Plan has received a determination letter from the Internal Revenue Service, dated March 11, 2002, stating that the Plan is qualified under Sections 401(a) of the Internal Revenue Code (the “Code”) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt.

SUPPLEMENTAL SCHEDULE

Western Bancorp 401(k) Plan
Schedule of Assets (Held at End of Year)
At December 31, 2001

		Description of Investment
		Including the Maturity Date,
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	Current
	Lessor or Similar Party	Par or Maturity Value	Value

*	First American Investment Funds, Inc.	Prime Obligations Fund	$2,876,872
*	First American Investment Funds, Inc.	Fixed Income Fund	718,544
*	First American Investment Funds, Inc.	Large Cap Value Fund	1,142,149
*	First American Investment Funds, Inc.	Mid Cap Value Fund	986,559
	Janus Mutual Funds	Mercury Fund	1,276,045
	Janus Mutual Funds	Worldwide Fund	758,973
*	U.S. Bancorp	Common stock	2,770,495
*	Participant Loans	Interest rates range from 5.75% to
		11.5%, varied maturities from
		1/14/2002 to 5/15/2006	256,785

			$10,786,422

*	Denotes party-in-interest to the Plan.